Exhibit 99.1

NEWS RELEASE

	Contacts:	Alan Krenek, Chief Financial Officer Basic Energy Services, Inc. 432-620-5510

FOR IMMEDIATE RELEASE		Jack Lascar/Sheila Stuewe DRG&E / 713-529-6600
BASIC ENERGY SERVICES, INC. PRICES PRIVATE OFFER
OF SENIOR SECURED NOTES
MIDLAND, Texas — July 23, 2009 — Basic Energy Services, Inc. (NYSE: BAS) announced today that it has priced a private offering of $225 million of Senior Secured Notes due 2014, which will bear interest at a rate of 11.625% per annum. The notes are being sold at 94.621% of their face amount. Basic Energy Services expects to close the sale of the notes July 31, 2009, subject to the satisfaction of customary closing conditions. Basic Energy Services intends to use the net proceeds from the proposed offering to repay all outstanding indebtedness under its revolving credit facility.
The notes have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the notes.
This press release contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events based on assumptions and estimations that management believes are reasonable given currently available information. Forward-looking statements in this press release relate to, among other things, the closing of the offering and the use of proceeds therefrom. Information on risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements is available in Basic Energy Services’ filings with the Securities and Exchange Commission.
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